FLORIDAFIRST BANK TO PURCHASE SEVEN HUNTINGTON NATIONAL BANK BRANCHES IN FLORIDA

FloridaFirst Bancorp, Inc. (Nasdaq NMS: FFBK) December 6, 2001. Gregory C. Wilkes, President, of FloridaFirst Bancorp, Inc. ("Company"), the Lakeland, Florida parent savings and loan holding company of FloridaFirst Bank ("Bank"), announced today that the Bank has signed a definitive agreement to purchase seven Florida branches from SunTrust Bank coincident with SunTrust Bank's acquisition of such branches from Huntington National Bank ("Huntington"). Four of these Huntington branches are located in Lakeland, Florida, and one each in Avon Park and Sebring in Highlands County, and one branch in Wildwood, Florida. The transaction will include assumption of approximately $165 million in deposits and the purchase of approximately $25 million in loans related to these seven branches. The Bank will pay a premium of approximately 7.6% of the deposit liabilities being acquired. This transaction is subject to regulatory approvals.

"We are pleased to have an opportunity to strengthen our presence in Polk County and to expand into two contiguous counties," commented Wilkes. "When this transaction is complete, FloridaFirst Bank will have eighteen (18) financial service centers serving central Florida. Our projections indicate that the transaction will be accretive to earnings in the first year" he added.

FloridaFirst Bank has a reputation for being a community bank that focuses on the needs of its customers," remarked Wilkes. "This is an exciting opportunity to offer our new customers the continuation of a wide range of products and services, while also giving them the personalized attention of a community bank. Also, we are pleased to announce that, once the transaction has been completed, we anticipate retaining these branch employees."

As reported in the Company's press release for the quarter ended September 30, 2001, the Company had total assets of $660 million and total deposits of $400 million.

Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by FloridaFirst Bancorp, Inc. with the Securities and Exchange Commission from time to time. The Company does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company.

Visit our Website at www.floridafirstbank.com.  For further information, contact
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Kerry P. Charlet, Chief Financial Officer, at (863) 688-6811, extension 1004.